                                                                   EXHIBIT 10.31
                                                                            PYRA


                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement"), is made and entered into as of this ___ day of _______, 1998, to be effective as of July 1, 1998 (the "Effective Date"), by and between Clark/Bardes, Inc., a Texas corporation (the "Company"), and Thomas M. Pyra, a resident of Texas (the "Employee").


                              W I T N E S S E T H:

         WHEREAS, the Company is a corporation engaged in business in the State of Texas and throughout the United States; and

         WHEREAS, the Company desires to employ the Employee in the capacity of Chief Financial Officer, upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Employee is willing to enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby employs the Employee and the Employee hereby accepts such employment upon the terms and conditions hereinafter set forth:

         1. Term of Employment. The term of employment under this Agreement shall be for a period of three (3) years, commencing on the Effective Date and terminating on June 30, 2001. Unless the Employee's employment is terminated or notice of termination is given by one of the parties hereto prior to the expiration of this Agreement, the Employee's employment shall automatically continue for a period of ninety (90) days after the expiration of the term of this Agreement and during such time the parties will attempt to negotiate the terms and conditions for the Employee's continued employment and determine the desirability of executing a new employment agreement.

         2. Duties of the Employee. The Employee agrees that during the term of this Agreement, he will devote his full professional and business-related time, skills and best efforts to the businesses of the Company in the capacity of Chief Financial Officer, or such other capacity as the Company and the Employee may agree upon. If there are major significant changes in the duties or responsibilities of the Employee inconsistent with Employee's status and responsibilities that are not mutually agreed upon, the Employee may terminate his employment within sixty (60) days of any such change. In addition, the Employee shall devote all necessary time and his best efforts in the performance of any other duties as may be assigned to him from time to time by the Board of Directors of the Company including, but not limited to, serving in similar capacities with parents, subsidiaries and affiliates of the Company and serving on the Board of Directors of the Company or any parent, subsidiary or affiliate of the Company if elected. The Employee shall devote his full professional and business skills to the Company as
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his primary responsibility provided, however, that the Company acknowledges and consents to Employee's reasonable winding down of activities involving Geodesic Systems, Inc. through September 1998. The Company may elect to cause any parent, subsidiary or affiliate to provide any of the compensation and benefits required to be provided to Employee hereunder. Employee may reside in Austin, Texas and the Company shall provide reasonable executive office accommodations in Austin, Texas as may be approved by the Company; provided, however, that Employee shall be available not less than five days per calendar month to perform services in the Dallas, Texas office of the Company. The Employee may engage in personal, passive investment activities provided such activities do not interfere with the performance of his duties hereunder and violate the noncompetition and nondisclosure provisions set forth herein.

         3.      Compensation.

                 (a) Base Salary. The Company shall pay the Employee an annual base salary of Two Hundred Thousand Dollars ($200,000) per annum (or fraction for portions of a year). Such base salary will be adjusted from time to time in accordance with then current standard salary administration guidelines of the Company. The Employee's salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of the Company.

                 (b)      Annual Bonus.  In addition to the salary set forth in
         Section 3(a) hereof, the Employee shall receive a bonus each year during the term of this Agreement in an amount as determined in accordance with the 1998 Bonus Plan (prorated based on the actual number of days of employment with the Company during 1998) attached as
         Schedule 3(b) with respect to 1998 and thereafter Employee shall participate in the 1999 Annual Bonus Plan of the Company.

                 (c) Stock Options. Employee shall be granted stock options for shares of common stock of Employer (or of the parent company of Employer) pursuant to the terms of a Stock Option Agreement granted under the Clark Bardes, Inc. 1998 Stock Option Plan, as amended, a copy of which has been provided to Employee (the "Options"). The number of shares of common stock, exercise price and date of grant for the Options is set forth on Schedule 3(c) attached hereto.

         4. Fringe Benefits. The terms of this Agreement shall not foreclose the Employee from participating with other employees of the Company in such fringe benefits or incentive compensation plans as may be authorized and adopted from time to time by the Company; provided, however, that the Employee must meet any and all eligibility provisions required under said fringe benefits or incentive compensation plans. The Employee may be granted such other fringe benefits or perquisites as the Employee and the Company may from time to time agree upon.

         5. Vacations. The Employee shall be entitled to the number of paid vacation days in each calendar year as shall be determined by the Board of Directors of the Company from time to

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time.  In no event, however, shall the Employee be entitled to less than four
(4) weeks paid vacation during each calendar year.

         6. Reimbursement of Expenses. The Company recognizes that the Employee will incur legitimate business expenses in the course of rendering services to the Company hereunder. Accordingly, the Company shall reimburse the Employee, upon presentation of receipts or other adequate documentation, for all necessary and reasonable business expenses incurred by the Employee in the course of rendering services to the Company under this Agreement.

         7. Working Facilities. The Employee shall be furnished an office, administrative assistance and such other facilities and services suitable to his position and adequate for the performance of his duties, which shall be consistent with the policies of the Company.

         8. Termination. The employment relationship between the Employee and the Company created hereunder shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

                 (a) Death or Permanent Disability. The death or permanent disability of the Employee. For the purpose of this Agreement, the "permanent disability" of the Employee shall mean the Employee's inability, because of his injury, illness, or other incapacity (physical or mental), to perform the essential functions of the position contemplated herein, with or without reasonable accommodation to the Employee with respect to such injury, illness or other incapacity, for a continuous period of 150 days or for 180 days out of a continuous period of 360 days. Such permanent disability shall be deemed to have occurred on the 150th consecutive day or on the 180th day within the specified period, whichever is applicable.

                 (b) Termination for Cause. The following events, which for purposes of this Agreement shall constitute "cause" for termination:

                          (1) The willful breach by the Employee of any provision of Sections 2, 11, 12, or 13 hereof (including but not limited to a refusal to follow lawful directives of the Board of Directors of the Company) after notice to the Employee of the particular details thereof and a period of ten
                 (10) days thereafter within which to cure such breach and the failure of the Employee to cure such breach within such ten
                 (10) day period;

                          (2) Any act of fraud, misappropriation or embezzlement by the Employee with respect to any aspect of the Company's business;

                          (3) The use of illegal drugs by the Employee during the term of this Agreement that, in the determination of the Board of Directors of the Company, substantially interferes with the Employee's performance of his duties hereunder;





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                          (4)     Substantial failure of performance by the
                 Employee that is repeated or continued after thirty (30) days written notice to the Employee of such failure and that is reasonably determined by the Board of Directors of the Company to be materially injurious to the business or interests of the Company and which failure is not cured by the Employee within such thirty (30) day period; or

                          (5) Conviction of the Employee by a court of competent jurisdiction of a felony or of a crime involving moral turpitude.

         Any notice of discharge shall describe with reasonable specificity the cause or causes for the termination of the Employee's employment, as well as the effective date of the termination (which effective date may be the date of such notice). If the Company terminates the Employee's employment for any of the reasons set forth above, the Company shall have no further obligations hereunder from and after the effective date of termination (other than as set forth below) and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

                 (c) Termination by the Employee with Notice. The Employee may terminate this Agreement without liability to the Company arising from the resignation of the Employee upon ninety (90) days prior written notice to the Company. The Company retains the right after proper notice of the Employee's voluntary termination to require the Employee to cease his employment immediately; provided, however, in such event, the Company shall remain obligated to pay the Employee his salary during the ninety (90) day notice period or the remaining term of this Agreement, whichever is less. During such ninety (90) day notice period, which in no event shall exceed the remaining term of this Agreement, the Employee shall provide such consulting services to the Company as the Company may reasonably request and shall assist the Company in training his successor and generally preparing for an orderly transition.

                 (d) Termination by the Company with Notice. The Company may terminate this Agreement at any time upon ninety (90) days prior written notice to the Employee; provided, however, upon such notice the Employee shall not be required to perform any services for the Company other than during the ninety (90) day period immediately following the receipt of such notice of termination. During such time period, the Employee shall assist the Company in training his successor and generally preparing for an orderly transition. If at the time the Company provides the Employee with notice, as required by this Section 8(d), the remaining term of this Agreement is less than ninety (90) days, the term of this Agreement shall automatically be extended without further action by any party to the extent necessary to give full effect to the ninety (90) day notice period required herein.





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         9.      Compensation Upon Termination.

                 (a) General. Unless otherwise provided for herein, upon the termination of the Employee's employment under this Agreement before the expiration of the stated term hereof for any reason, the Employee shall be entitled to (i) the salary earned by him before the effective date of termination, as provided in Section 3(a) hereof, prorated on the basis of the number of full days of service rendered by the Employee during the year to the effective date of termination,
         (ii) any accrued, but unpaid, vacation or sick leave benefits, (iii) any authorized but unreimbursed business expenses, and (iv) any accrued, but unpaid annual bonus which will be paid in the year following the Employee's termination in accordance with the Company's customary practices.

                 (b) Termination For Other Than Cause. If such termination is the result of the discharge of the Employee by the Company for any reason other than (i) his death or permanent disability, (ii) by the Company or the Employee with notice pursuant to Section 8(d) or 8(c), respectively, or (iii) for cause (as defined in Section 8(b) hereof), then the Employee shall be entitled to receive as severance compensation an amount equal to the salary (excluding bonuses) that the Employee would have received for the greater of 90 days or the remainder of the term of this Agreement, in either case, in accordance with the regular payroll periods of the Company. The severance payment provided for in this Section 9(b) shall be made to the Employee on the effective date of the termination. If the Employee's employment hereunder terminates because of the death of the Employee, all amounts that may be due to him under the terms of this Agreement shall be paid to his administrators, personal representatives, heirs and legatees, as may be appropriate.

                 (c) Termination For Cause. If the employment relationship hereunder is terminated by the Company for cause (as defined in Section 8(b) hereof), the Employee shall not be entitled to any severance payment, but shall be entitled to receive the compensation and other benefits provided for in Section 9(a)(i), (ii) and (iii) above.

                 (d) Termination by the Company with Notice. If the employment relationship is terminated by the Company pursuant to
         Section 8(d) hereof (and not for cause or the permanent disability of the Employee), then the Employee shall be entitled to receive his salary during the ninety (90) day notice period together with a severance payment in an amount equal to the salary that the Employee would have received for a period of one (1) year after the effective date of the termination in accordance with the regular payroll periods of the Company. This severance payment shall be paid to the Employee on the effective date of his termination and shall be in addition to the compensation and other benefits to be paid to the Employee pursuant to Section 9(a) above.

                 (e) Termination by the Employee with Notice. If the employment relationship is terminated by the Employee pursuant to the provisions of Section 8(c) hereof, the Employee shall be entitled to receive his salary during the ninety (90) day notice period





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         (such notice period not to exceed the remaining term of this
         Agreement) but he shall not receive or otherwise be entitled to any severance compensation nor shall the Employee be entitled to receive any accrued but unpaid bonus. The Employee shall, however, be entitled to the compensation and other benefits provided for in
         Section 9(a)(i),(ii) and (iii).

                 (f) Survival. The provisions of Sections 9, 11, 12, and 13 hereof shall survive the termination of the employment relationship hereunder and this Agreement to the extent necessary or reasonably appropriate to effect the intent of the parties hereto as expressed in such provisions.

         10. Other Agreements. This Agreement shall be separate and apart from, and shall be deemed to alter the terms of, any executive compensation agreements, deferred compensation agreements, bonus agreements, general employment benefit plans, stock option plans and any other plans or agreements entered into between the Employee and the Company pursuant to which the Employee has been granted specific rights, benefits or options.

         11. Noncompetition. The Employee agrees that, during his employment with the Company and for a period of two (2) years from the date of termination of his employment with the Company, he will not directly or indirectly engage in or have any financial interest in any business which is in competition with the business of the Company, its parent, any subsidiary or affiliate ("Prohibited Activities"), including, but not limited to, the businesses listed on Exhibit A hereto, anywhere within the United States of America (the "Restricted Area"). For purposes of this Section 11, the Employee recognizes and agrees that the Company conducts and will conduct business in the entire Restricted Area and that the Employee will perform his duties for the Company within the entire Restricted Area. The Employee shall be deemed to be engaged in and carrying on the Prohibited Activities if he engages in the Prohibited Activities in any capacity whatsoever, including, but not limited to, by or through a partnership of which he is a general or limited partner or an employee engaged in such activities, or by or through a corporation or association of which he owns five percent (5%) or more of the stock or of which he is an officer, director, employee, member, representative, joint venturer, independent contractor, consultant or agent who is engaged in such activities. The Employee agrees that during the two (2) year period described above, he will notify the Company of the name and address of each company with whom he has accepted employment during such period. Such notification shall be made in writing within five (5) days after the Employee accepts any employment or new employment by certified mail, return receipt requested.

         12. Confidential Information. The Employee further agrees that, during his employment with the Company and thereafter, he will keep confidential and not divulge to anyone, disseminate or appropriate for his own benefit or the benefit of another any confidential, operational, financial and proprietary information known or obtained by the Employee, whether before or after the date hereof, relating to the Company including, by way of example and not limitation, any and all notes, analyses, compilations, studies, plans, records, reports, strategies, forecasts, client lists, trade secrets, intellectual property agreements, pricing policies, contracts,





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sales techniques, marketing brochures, budgets, memoranda, financial statements, catalogues, books, manuals or other documents which reflect such information (collectively, the "Confidential Information"). The Employee hereby acknowledges and agrees that this prohibition against disclosure of Confidential Information is in addition to, and not in lieu of, any rights or remedies that the Company may have available pursuant to the laws of any jurisdiction or at common law or pursuant to any other agreements that the Employee may have with the Company to prevent the disclosure of trade secrets or intellectual property, and the enforcement by the Company of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement.

         13. Nonsolicitation of Employees. The Employee covenants that, during his employment with the Company and for a period of one (1) year from the date of termination of his employment with the Company, he will not (i) directly or indirectly induce or attempt to induce any employee of the Company to terminate his or her employment, or (ii) without prior written consent of the Company, offer employment either on behalf of himself or on behalf of any other individual or entity to any employee of the Company or to any terminated employee of the Company.

         14. Property of the Company. The Employee acknowledges that from time to time in the course of providing services pursuant to this Agreement he shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company and the Employee hereby agrees that such property shall remain the exclusive property of the Company, and the Employee shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, the Employee's customer and supplier lists, contract forms, books of account, computer programs and similar property.

         15. Equitable Relief. The Employee acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach by him of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Employee further acknowledges that he possesses unique skills, knowledge and ability and that competition by him in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, the Employee agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him.

         16. Successors Bound. This Agreement shall be binding upon the Company and the Employee, their respective heirs, executors, administrators or successors in interest, including without limitation, any corporation, partnership or other entity acquiring control of the Company.





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         17.     Severability and Reformation.  The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

         18. Integrated Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for.

         19. Attorneys' Fees. If any action at law or in equity, including any action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the nonprevailing party, which fees may be set by the court in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.

         20. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                 (a)      If to the Company:    Clark/Bardes, Inc.
                                                2121 San Jacinto, Suite 2200
                                                Dallas, Texas  75201
                                                Attention:  Mr. Keith Staudt
                                                Facsimile No.:  (214) 720-6050

                 (b)      If to Employee:       Thomas M. Pyra
                                                5904 Sir Ivor Cove
                                                Austin, Texas  78746-2126

         Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

         21. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further





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actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

         22. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF TEXAS.

         23. Assignment. This Agreement is personal to the Employee and may not be assigned in any way by the Employee without the prior written consent of the Company. This Agreement shall not be assignable or delegable by the Company, other than to an affiliate of the Company, except if there is a change of control of the Company, the Company may assign its rights and obligations hereunder to the person, corporation, partnership or other entity that has gained such control.

         24. Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                              COMPANY:

                                              Clark/Bardes, Inc.



                                              By:
                                                 ----------------------------
                                              Name:
                                                   --------------------------
                                              Title:
                                                    -------------------------


                                              EMPLOYEE:




                                              -------------------------------
                                              Thomas M. Pyra






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                                   EXHIBIT A

                             PROHIBITED ACTIVITIES


Competitors of the Company include, but are not limited to, the following companies and their affiliates:

Compensation Resource Group
Mullur Consulting
TBG Financial
The Benefits Group
Management Compensation Group
The Todd Organization
AYCO
The Newport Group
Harris, Long, Scott, Crouch & Miller
M Financial
The Partners Group
The Hemisphere Group
Aon
J&H Marsh McClellen
BenMark
Seth Koppis

                                 SCHEDULE 3(b)

                                  ANNUAL BONUS

                                 Thomas M. Pyra
                        Maximum Bonus 75% of Base Salary

         Bonus amount to be based on formula to be determined by Board based on net income and incremental 5 year net income.

                                 SCHEDULE 3(c)

                                 STOCK OPTIONS



Name of Optionee:              Thomas M. Pyra

Number of Shares:              50,000 shares

Date of Grant:                 IPO Date

Option Exercise Price:         IPO Price

Vesting:                       1/3 per year commencing on Date of Grant.

Additional Provisions:         Accelerated vesting and other terms as provided
                               in Stock Option Agreement.

Term: February 28, 2007, unless earlier termination pursuant to Stock Option Agreement.